Subsidiaries of SunPower Corporation

Entity Name	Jurisdiction
SunPower Corporation, Systems	Delaware
SunPower North America, LLC	Delaware
SunStrong Capital Holdings, LLC	Delaware
SunPower Capital, LLC	Delaware
SunPower Philippines Manufacturing Ltd.	Cayman Islands
SunPower Bermuda Holdings	Bermuda
SunPower Technology Ltd.	Bermuda
SunPower Malaysia Manufacturing Sdn. Bhd.	Malaysia
SunPower HoldCo, LLC	Delaware
SunPower Systems Sàrl	Switzerland
SunPower Manufacturing Oregon, LLC	Delaware
SunPower Systems Mexico S. de R.L. de C.V.	Mexico
SunPower Japan KK	Japan
SunPower Systems International, Ltd.	Hong Kong
SunPower Netherlands B.V.	Netherlands

SunPower Corporation does business under the following names

Company	dba
SunPower Corporation	SunPower Solar Corporation (Texas), Inc.
SunPower Corporation	SPWR Solar Corporation
SunPower Corporation	SPWR Solar
SunPower Corporation	SPWR Energy

SunPower Corporation, Systems does business under the following names

Subsidiary	dba
SunPower Corporation, Systems	SunPower Solar Corporation (Texas), Inc.
SunPower Corporation, Systems	SunPower Energy Corporations